Exhibit 99.1

CONTACT: Paula Silver – 248/354-4530

Jennifer Ross – 248/354-7502

Federal-Mogul Reports Full Year 2007 Results

Southfield, Michigan, March 12, 2008…Federal-Mogul Corporation (OTCBB:FEMO) today reported its financial results for the twelve-month period ended December 31, 2007.

Financial Summary (in millions)

	Twelve Months Ended December 31
	2007	2006
Net sales	$6,914	$6,326
Gross margin	1,185	1,105
Selling, general and administrative expenses	(828)	(848)
Settlement of U.K. pension plans	—	(501)
Gain on settlement of liabilities subject to compromise	761	—
Fresh-start reporting adjustments	956	—
Income (loss) before income taxes	1,744	(614)
Income tax benefit / (expense)	(332)	64
Net income (loss)	1,412	(550)
Operational EBITDA*	763	625

*	Operational EBITDA is a non-GAAP measure defined to include discontinued operations and exclude impairment charges, Chapter 11 and U.K. Administration expenses, settlement of the U.K. pension plans, gain on the settlement of liabilities subject to compromise, fresh-start reporting adjustments, restructuring costs, income tax expense, interest expense, depreciation and amortization

The Company emerged from reorganization under Chapter 11 of the United States Bankruptcy Code on December 27, 2007 and adopted fresh-start reporting in connection with its emergence.

Federal-Mogul reported net sales of $6,914 million for the year ended December 31, 2007. Net sales increased by $588 million when compared to the same period of 2006, of which $310 million is due to increased global demand and new program launches with both OEM and aftermarket customers, with the balance due mainly to favorable foreign currency movements.

Gross margin for the twelve-month period ended December 31, 2007 increased by $80 million, compared to the same period of 2006. The combination of productivity, increased volumes and favorable exchange improved gross margins by $135 million. These favorable impacts were partially offset by $75 million of raw material commodity price inflation and $56 million in reduced customer pricing. Gross margin was further improved through reduced pension expense of $76 million associated with the settlement of the U.K. pension plans.

Selling, general and administrative (“SG&A”) expenses for the year ended December 31, 2007 decreased by $20 million. The Company’s reduced pension expense of $24 million associated with the settlement of the U.K. pension plans combined with $26 million of productivity and other improvements more than offset adverse foreign exchange of approximately $30 million.

Income before taxes for the twelve-month period totaled $1,744 million, compared with a loss before taxes of $614 million for the same period of 2006. Net income for the twelve-month period totaled $1,412 million, compared with a net loss of $550 million for the same period of 2006.

Included in Federal-Mogul’s earnings before income taxes for the year ended December 31, 2007 are a gain on the settlement of liabilities subject to compromise (“LSC”) and fresh-start reporting adjustments of $761 million and $956 million, respectively, associated with the Company’s emergence from Chapter 11. Included in Federal-Mogul’s loss before income taxes for the year ended December 31, 2006 is a charge of $501 million as a result of the Company’s U.K. subsidiaries’ emergence from Administration in November 2006. Excluding these impacts, the Company’s earnings before income taxes for the year ended December 31, 2007 was $27 million, compared to a loss before income taxes of $113 million for 2006, an improvement of $140 million. In addition to those same factors affecting gross margin, results for the full year were impacted by reduced SG&A expenses, reduced costs associated with the Company’s Chapter 11 proceedings, and increased charges related to asset impairments.

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined to include discontinued operations and exclude impairment charges, Chapter 11 and U.K. Administration expenses, settlement of the U.K. pension plans, gain on the settlement of liabilities subject to compromise, fresh-start reporting adjustments, restructuring costs, income tax expense, interest expense, depreciation and amortization.

The Company reported Operational EBITDA of $763 million for the twelve-month period ended December 31, 2007, an increase of $138 million when compared to the same period of 2006. A reconciliation of Operational EBITDA to the Company’s income before income taxes for the twelve months ended December 31, 2007 has been provided.

Capital expenditures were $310 million for the year ended December 31, 2007, an increase of $72 million from 2006. Total cash flow, excluding cash flows associated with financing activities, payment to the U.S. Asbestos Trust, payment of pre-petition interest, payments to settle LSC, and the settlement of the U.K. Administration proceedings, was $88 million and $83 million for the years ended December 31, 2007 and 2006, respectively.

“We are very pleased with the progress achieved in 2007, especially in regards to our emergence from Chapter 11, a significant milestone in Federal-Mogul’s 108-year history of serving the global automotive industry. We again would like to acknowledge our customers, shareholders, suppliers and employees worldwide for their loyalty and support,” said Federal-Mogul President and Chief Executive Officer José Maria Alapont. “The new business awards and our progress on operational performance in 2007 reflect the achievement of the entire team in executing our global sustainable profitable growth strategy and developing Federal-Mogul as a world-class, diversified global supplier.”

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The Company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its global profitable growth strategy, creating value and satisfaction for its customers, employees and stakeholders. Federal-Mogul was founded in Detroit in 1899. The Company is headquartered in Southfield, Michigan, and employs 50,000 people in 35 countries. Visit the company’s Web site at www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Share and Per Share Data)

	Predecessor Company
	Twelve Months Ended December 31
	2007	2006
Net sales	$6,913.9	$6,326.4
Cost of products sold	(5,729.3)	(5,221.2)

Gross margin	1,184.6	1,105.2

Selling, general and administrative expenses	(828.2)	(848.2)
Adjustment of assets to fair value	(61.3)	(45.9)
Interest expense, net	(199.1)	(205.8)
Settlement of U.K. pension plans	—	(500.4)
Chapter 11 and U.K. Administration related reorganization expenses	(80.7)	(95.1)
Equity earnings of unconsolidated affiliates	37.9	32.8
Restructuring expense, net	(48.1)	(66.4)
Gain on settlement of liabilities subject to compromise	760.7	—
Fresh-start reporting adjustments	956.3	—
Other income, net	22.0	10.2

Income (loss) before income taxes	1,744.1	(613.6)

Income tax (expense) benefit	(331.8)	64.0

Net income (loss)	$1,412.3	$(549.6)

Basic and diluted income (loss) per common share:
Basic	$15.74	$(6.15)

Diluted	$15.46	(6.15)

Weighted average shares outstanding (in millions):
Basic	89.7	89.4
Diluted	91.3	89.4

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	Successor Company	Predecessor Company
	December 31 2007	December 31 2006
Current assets:
Cash and equivalents	$425.4	$359.3
Accounts receivable, net	1,095.9	992.6
Inventories, net	1,074.3	892.6
Prepaid expenses and other current assets	526.4	248.2

Total current assets	3,122.0	2,492.7

Property, plant and equipment, net	2,061.8	2,078.6
Goodwill and indefinite-lived intangible assets	1,852.0	1,205.3
Definite-lived intangible assets, net	310.0	254.3
Asbestos-related insurance recoverable	—	859.0
Other noncurrent assets	520.5	289.2

	$7,866.3	$7,179.1

Current liabilities:
Short-term debt, including current portion of long-term debt	$117.8	$482.1
Accounts payable	726.6	488.0
Accrued liabilities	496.0	435.0
Current portion of postemployment benefit liability	61.2	67.9
Other current liabilities	167.3	181.7

Total Current Liabilities	1,568.9	1,654.7

Liabilities subject to compromise	—	5,813.4

Long-term debt	2,517.6	26.7
Postemployment benefits	936.9	1,111.1
Long-term portion of deferred income taxes	331.4	81.8
Other accrued liabilities	300.3	185.1
Minority interest in consolidated affiliates	87.5	54.2

Shareholders’ Equity (Deficit):
Series C ESOP preferred stock	—	28.0
Predecessor Company Common stock	—	445.3
Successor Company Common stock	1.0	—
Additional paid-in capital, including warrants	2,122.7	2,160.2
Retained earnings (deficit)	—	(4,151.7)
Accumulated other comprehensive loss	—	(229.7)

Total Shareholders’ Equity (Deficit)	2,123.7	(1,747.9)

	$7,866.3	$7,179.1

FEDERAL-MOGUL CORPORATION

STATEMENTS OF CASHFLOWS

(Millions of Dollars)

	Predecessor Company Twelve Months Ended December 31
	2007	2006
Cash Provided From (Used By) Operating Activities
Net income (loss)	$1,412.3	$(549.6)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	353.7	328.9
Gain on settlement of liabilities subject to compromise	(760.7)	—
Fresh-start reporting adjustments	(956.3)	—
Loss on settlement on U.K. pension plans	—	500.4
Payments of discharge in U.K. CVA settlement	—	(744.1)
Payment to U.S. Asbestos Trust	(140.0)	—
Payment of interest on pre-petition debt and notes	(132.3)	—
Payments to settle non-debt liabilities subject to compromise	(44.0)	—
Chapter 11 and U.K. Administration related reorganization expenses	80.7	95.1
Payments for Chapter 11 and U.K. Administration related reorganization expenses	(74.8)	(76.7)
Adjustment of assets to fair value	61.3	45.9
Restructuring charges, net	48.1	66.4
Payments against restructuring reserves	(66.7)	(55.2)
Gain on sale of assets and businesses	(8.2)	(3.8)
Change in postemployment benefits, including pensions	78.6	93.6
Changes in deferred taxes	260.0	14.4
Changes in operating assets and liabilities:
Accounts receivable	(46.6)	86.6
Inventories	14.8	(21.6)
Accounts payable	123.6	37.7
Other assets and liabilities	(169.0)	(239.7)

Net Cash Provided From (Used By) Operating Activities	34.5	(421.7)

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(309.5)	(237.4)
Net proceeds from the sale of property, plant and equipment	25.8	22.5
Net proceeds from sale of business	14.0	7.8
Proceeds from sale of investments	13.8	—
Payments to acquire business	(6.8)	(32.3)

Net cash used by investing activities	(262.7)	(239.4)

Cash Provided From (Used By) Financing Activities
Proceeds from borrowings on DIP credit facility	669.4	290.4
Principal payments on DIP credit facility	(360.4)	(490.0)
Increase (decrease) in short-term debt	65.7	(12.1)
Increase (decrease) in long-term debt	(15.0)	(1.3)
Net change in restricted cash	—	762.3
Net (payments) proceeds from factoring arrangements	(43.0)	59.4
Payments to Predecessor Company lenders	(2,700.7)	—
Proceeds from issuance of emergence debt	2,668.8	—
Debt issuance fees	(19.8)	(0.8)

Net cash provided from (used by) financing activities	265.0	607.9

Effect of foreign currency exchange rate fluctuations on cash	29.3	25.3

Increase (decrease) in cash and equivalents	66.1	(27.9)

Cash and equivalents at beginning of period	359.3	387.2

Cash and equivalents at end of period	$425.4	$359.3

FEDERAL-MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(Millions of Dollars)

(Unaudited)

	Predecessor Company Twelve Months Ended December 31
	2007	2006
Income (loss) before income taxes	$1,744.1	$(613.6)
Depreciation and amortization	353.7	328.9
Chapter 11 and Administration related reorganization expenses	80.7	95.1
Settlement of U.K. pension plans	—	500.4
Gain on settlement of liabilities subject to compromise	(760.7)	—
Fresh-start reporting adjustments	(956.3)	—
Interest expense, net	199.1	205.8
Adjustment of assets to fair value	61.3	45.9
Restructuring expense, net	48.1	66.4
Other	(6.8)	(4.4)

Operational EBITDA	$763.2	$624.5